EXHIBIT 2.1

LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AND DISTRIBUTION AGREEMENT (this “Agreement”) dated the 13th day of October, 2011 (“Effective Date”), is by and between GENELINK, INC., a Pennsylvania corporation (“GeneLink”), with a principal business address at 317 Wekiva Springs Road, Suite 200, Longwood, FL 32779 and Gene Elite LLC, a Delaware limited liability company (“Licensee”), with a principal business address at 1481 North Ocean Boulevard, Pompano Beach, FL 33062.

WHEREAS, GeneLink, has developed genetically-guided nutritional and skin care systems utilizing proprietary genetic tests (the “DNA Test Panels”), customized reports, GeneLink’s proprietary customization method, including the extrapolation of information obtained from the use of the DNA Test Panels and DNA Collection Kits and utilizing customized applications to create proprietary nutritional formulas and other proprietary know-how (the “GeneLink Nutritional System”) and to create proprietary skin care formulas and other proprietary know-how (the “GeneLink Skin Care System”);

WHEREAS, Licensee is in the business of the marketing and sales of consumer related products;

WHEREAS, GeneLink has formulated and may continue to formulate customized and non-customized nutrition products (“Nutrition Products”) and skin care products (“Skin Care Products”) to be used in connection with the GeneLink Nutritional System and the GeneLink Skin Care System; and

WHEREAS, the parties wish to enter into this Agreement in order to enable Licensee to market on an exclusive basis the GeneLink Nutritional System and the GeneLink Skin Care System, including the Nutrition Products and Skin Care Products in the Channels (as defined herein);

NOW, THEREFORE, in consideration of the premises and mutual promises, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” or “Affiliates” shall mean owners, subsidiaries, parent companies, officers, directors, members, managers, partners, and companies controlled by or under common control with a party.  For the avoidance of doubt, Capsalus Corporation shall be considered an Affiliate for all purposes under this Agreement.

“Athletic Formula Channel” shall mean marketing and sales of enhanced versions of current GeneLink Nutrition Products and GeneLink Skin Care Products formulated specifically for amateur and professional athletes through direct marketing, retail sales and marketing, advertising in all broadcast media including, but not limited to, television, radio and internet advertising and sales, direct sales to and through athletic trainers, and all other methods of marketing to amateur and professional athletes; provided, however, that the Athletic Formula Channel shall not include any right to sell any Products in the Direct Response Channel or the Fitness Club/Gym Channel.

“Channels” shall mean, collectively, the Direct Sales Channel, the Athletic Formula Channel, and the MLM Channel.

“Customer” shall mean a unique user for whom Products are formulated.  For the avoidance of doubt, when the purchaser is, a group or entity purchasing Products for its members, the term Customer shall refer to the individual members for whom the purchases are made and not the group or entity.

“Direct Response Channel” shall mean any television, radio, direct mail, email and internet advertising from the distributor directly to the end user which seeks to elicit an immediate response from the end user by directing the end user to call and/or go online to make a purchase at that time, including infomercials.

“Direct Sales Channel” shall mean the marketing and selling of products directly to individual consumers through direct personal presentation, demonstration, and sale of products and services to consumers, including but not limited to in their homes or at their jobs. It is understood that Licensee and its sublicensees, as well as GeneLink and other licensees of GeneLink, may utilize television, radio, mail and the internet as communication and sales tools; it is understood that Licensee, individual sales affiliates of Licensee, and any sublicensees (i.e., GeneWize and its marketing affiliates) of Licensee shall be entitled to use the internet to sell and market Products in the Direct Sales Channel;  provided, however, that all parties agree that any Direct Response Channel related activities shall be prohibited.  With respect to Licensee’s sublicensee the Longaberger Company, the Direct Sales Channel shall specifically include sales in retail stores owned and/or controlled by Longaberger.  The Direct Sales Channel shall not include GeneWize Life Sciences, Inc’s “pro channel” that primarily solicits medical professionals.  Licensee understands that GeneWize Life Sciences, Inc. shall be required to cease all operations relating to the “pro channel” within thirty (30) days after entering into any sublicense agreement with Licensee; provided, however, that GeneWize Life Sciences shall be permitted to market Products to Customers who are medical professionals through the Direct Sales Channel and the MLM Channel.

“Disclosing Party” shall have the meaning given such term in Section 5.2 hereof.

“DNA Collection Kit” shall mean all proprietary kits for the collection of DNA developed and commercialized by GeneLink.

“DNA Test Panels” shall mean all proprietary genetic tests developed and commercialized by GeneLink.

“Excluded Channels” shall mean marketing through any channel other than the Channels, including but not limited to the Direct Response Channel and the Fitness Club/Gym Channel.

“Exclusive Territory” shall mean the United States of America, including the District of Columbia, Canada and Mexico.

“Fitness Club/Gym Channel” shall mean sales of Products, and products formulated specifically for professional and amateur athletes, by any retail chain engaged in the sale of instruction, training, or assistance in a program of physical exercise and weight reduction, which may include the use of a sauna, swimming pool, whirlpool bath, weight lifting room, massage, steam room, or other exercising or weight reduction machine or device; the Fitness Club/Gym Channel shall not include sales of Products, and products formulated specifically for professional and amateur athletes, directly through athletic trainers, whether or not such trainer is associated with a fitness club or gym.

“GeneLink Nutritional System” shall mean all proprietary nutritional formulas and other proprietary know-how developed and commercialized by GeneLink, other than Specialty Products.

“GeneLink Skin Care System” shall mean all proprietary skin care formulas and other proprietary know-how developed and commercialized by GeneLink, other than Specialty Products.

“Genetic Test” shall mean the test of a Customer’s genetic material utilizing the DNA Collection Kit.

“Intellectual Property” shall mean all right, title and interest in and to (1) the GeneLink Nutritional System, the GeneLink Skin Care System, the Products, the DNA Test Panels, and the DNA Collection Kit, (2) those GeneLink trademarks, patents and patent applications related to the GeneLink Nutritional System, the GeneLink Skin Care System, the Products, the DNA Test Panels, and the DNA Collection Kit, including those listed on Schedule 1.

“License” shall have the meaning given such term in Section 2.1 hereof.

“Losses” shall have the meaning given such term in Section 6.4(a) hereof.

“MLM Channel” shall mean direct sales utilizing a multi-level compensation plan (such as a salesperson being paid for selling and for sales made by people he or she receives or sponsors), but excluding sales through the Direct Response Channel, sales through non-MLM entities or sales through separate distribution channels, chains or retail outlets; provided, however, that all parties agree that Licensee, individual sales affiliates of Licensee, and any sublicensees (i.e., GeneWize and its marketing affiliates) of Licensee shall be entitled to use the internet to sell and market Products in the MLM Channel.  The MLM Channel shall not include GeneWize Life Sciences, Inc’s “pro channel” that primarily solicits medical professionals and Licensee understands that GeneWize Life Sciences, Inc. shall be required to cease all operations relating to the “pro channel” within thirty (30) days after entering into any sublicense agreement with Licensee; provided, however, that GeneWize Life Sciences shall be permitted to market Products to Customers who are medical professionals through the Direct Sales Channel and the MLM Channel.

“Non-Exclusive Territory” shall mean the Commonwealth of Puerto Rico, all other United States possessions and territories and all United States military bases throughout the world.

“Notice” shall have the meaning given such term in Section 6.10 hereof.

“Person” shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, governmental agency or authority or other legal entity.

“Products” shall mean the GeneLink Nutrition Products and the GeneLink Skin Care Products as set forth on Schedule 3.7 hereof, and any additional “mass market” products as may be hereinafter acquired or developed by GeneLink (or alternative products that are substantially similar to any such additional “mass market” products as may be acquired or developed during the Term).  Products shall not include Specialty Products.

“Specialty Products” shall mean any product developed by or on behalf of GeneLink for use only in limited distribution channels or for a limited number of distributors, and shall exclude any product developed for the mass market; provided, however, that if a product substantially similar or equivalent to a Specialty Product is made available to Licensee and any sublicensees of Licensee, such product shall be considered a Product and not a Specialty Product.

“Stock Purchase Agreement” shall mean the Stock Purchase Agreement dated the date of this Agreement by and Between GeneLink and Capsalus Corp.

“Term” shall have the meaning given such term in Section 2.3 hereof.

“Territory” shall mean the Exclusive Territory and the Non-Exclusive Territory.

“Third Party” or “Third Parties” shall mean any Person other than a party to this Agreement or an Affiliate thereof.

ARTICLE II

GRANT OF RIGHT TO USE INTELLECTUAL PROPERTY

 2.1           License.

(a)            GeneLink hereby grants to Licensee an exclusive license, subject to the conditions set forth below, to utilize the Intellectual Property upon the term and conditions contained herein and to market, promote, distribute, sell and offer for sale the Products in the Channels within the Exclusive Territory and a non-exclusive licenses subject to the conditions set forth below, to utilize the Intellectual Property upon the terms and conditions as stated herein and to market, promote, distribute, sell and offer for sale the Products in the Channels within the Non-Exclusive Territory (the “License”).  Notwithstanding anything in this Agreement to the contrary, Licensee is not granted any rights to market, promote, distribute, sell or offer to sell any Products in any portion of the Territory in which the marketing, distribution or sale of the Products is restricted or prohibited.

(b)            Licensee acknowledges that the licenses granted under this Agreement are subject to and Licensee shall have no rights with respect to any Excluded Channel.

(c)           GeneLink acknowledges that under the exclusive license granted in Section 2.1(a) above, neither GeneLink nor its Affiliates (other than GeneWize Life Sciences, Inc.) nor any licensee shall market, promote or distribute the Products in the Channels in the Exclusive Territory or otherwise in violation of the exclusive rights granted to Licensee.

(d)           If at any time during the Term any distribution rights granted by GeneLink to third parties in the Fitness Club/Gym Channel become non-exclusive or are terminated or expire, Licensee shall automatically be granted non-exclusive rights to market and sell in the Fitness Club/Gym Channel.

(e)           In the event that Licensee informs GeneLink that it would like to present GeneLink for GeneLink’s consideration one or more opportunities outside of the Territory or the Channels involving a specifically targeted third party business partner, GeneLink responds that it is interested in exploring such potential opportunity and Licensee presents GeneLink with such potential opportunity and discloses to GeneLink the identity of such specifically targeted third party business partner, Licensee shall have the right to propose the terms to GeneLink for its consideration relating to entering into a sublicensing or similar relationship with such targeted third party business partner.  In the event GeneLink declines to enter into an agreement or understanding with such targeted third party through the involvement and assistance of Licensee,  GeneLink shall thereafter be precluded from exploiting the same or similar opportunity for a period of eighteen (18) months after such opportunity was presented to GeneLink by Licensee other than through utilizing Licensee’s involvement assistance unless, at the time Licensee proposed such opportunity to GeneLink, GeneLink already had an ongoing business relationship with such targeted third party, was otherwise actively exploring or investigating such potential relationship or thereafter explores such potential relationship with contacts within such targeted third party business partner other than those developed by the Licensee.

 2.2           Ownership of Intellectual Property; Licensee Trademarks.  Licensee acknowledges and agrees that GeneLink is the sole owner of the Intellectual Property.  Licensee further acknowledges and agrees that nothing in this Agreement and no use of the Intellectual Property by Licensee or its Affiliates pursuant to this Agreement shall vest, or shall be construed to vest, any right of ownership or interest in Licensee in or to the Intellectual Property other than the licenses granted hereunder.  GeneLink acknowledges that Licensee and its Affiliates shall own all rights of ownership and good will in and to, and have the right to use in connection with the sales of Products, the trademark and other intellectual property rights in any brand names, trade names, company names and other trade or service marks created by Licensee and/or its Affiliates (“Licensee IP”), including “Gene Elite” and “Gene Elite Pro,” and GeneLink agrees not to challenge or contest in any forum (including the U.S. Patent and Trademark Office) the rights of Licensee or its Affiliates in and to the Licensee IP.  In the event Licensee desires to use any marks other than “Gene Elite” and “GenePro Elite,” Licensee shall obtain approval from GeneLink prior to using such name, which approved shall not be unreasonably withheld, conditioned or delayed.

 2.3           Term.

(a)           Subject to the early termination provisions set forth in Section 2.4, the initial term of this Agreement shall commence on the date of this Agreement and shall continue until March 31, 2017 (the “Initial Term”).  After the end of the Initial Term and any Renewal Term as provided in Section 2.3(b) hereof, the Agreement shall continue until terminated pursuant to Section 2.4 (the “Term”).

(b)           Notwithstanding anything in this Agreement to the contrary, Licensee shall have the right, to be exercised by written notice delivered in writing to GeneLink pursuant to Section 6.10 at least ninety (90) days prior to the end of the Initial Term and any Renewal Terms (“Extension Notice”), to extend the Term of this Agreement for additional successive five (5) year terms (each, a “Renewal Term”) in the event that and only in the event that total payments paid by Licensee to GeneLink during the applicable Initial Term or Renewal Term equals or exceeds the applicable renewal threshold as set forth on Schedule 2.3 attached hereto and made a part hereof.  If Licensee fails to meet the sales requirement of Schedule 2.3 with respect to a specific Channel, the Renewal Term shall exclude rights in such Channel.  Notwithstanding the foregoing, Licensee shall not have any right of renewal if (i) the license granted hereunder has been converted from exclusive to non-exclusive for all Channel(s) pursuant to Section 2.4(c) or (ii) Licensee has made two or more Shortfall Payments (as defined below) based on Licensee’s failure to meet the aggregate minimum revenues during any term.

 2.4            Termination.

(a)           Mutual Right of Termination.  After the end of the Initial Term or any Renewal Term, subject to Section 2.3(b) hereof, either party may terminate this Agreement at any time and for any reason by providing at least ninety (90) days prior written notice of its intent to terminate this Agreement to the other party.

(b)           Termination Upon Breach.  Either party may terminate this Agreement upon written notice to the other party in the event of (i) the failure of the other party to comply with the terms of this Agreement in any material respect or (ii) the breach by the other party of any of its representation and warranties contained in this Agreement, if such failure or breach remains uncured for a period of thirty (30) or more days following receipt of written notice from the non-breaching party specifying in reasonable detail the facts and circumstances constituting or causing such breach (ten (10) days with respect to any failure by Licensee to make any payments required to be made hereunder); provided, however, that if a party is provided with written notice of a breach caused by the same set of facts or circumstances as a prior breach that occurred two (2) or more times within the twelve (12) month period to the current breach for which notice is being given, the thirty (30) day or ten (10) day right to cure shall not apply and the non-breaching party may terminate this Agreement immediately.

(c)           Termination of Channel Exclusivity On Failure to Meet Required Minimums. In the event that Licensee fails to purchase and pay for at least the minimum volume of Products and Genetic Tests from GeneLink, in the aggregate or within one or more of the licensed Channels, as applicable, as set forth in Schedule 2.4(c) attached hereto and made a part hereof during any applicable period (the amount by which the minimum required amounts in Schedule 2.4 exceeds the actual payments made is hereafter referred to as the “Shortfall”), then by no later than thirty (30) days after the close of the applicable period Licensee shall pay GeneLink an amount equal to 40% of the Shortfall (the “Shortfall Payment”).  If Licensee fails to make the Shortfall Payment to GeneLink, GeneLink shall have the right, but not the obligation, on written notice to Licensee, to convert the distribution rights and license granted under the Agreement from exclusive to non-exclusive (i) in all Channels if the shortfall occurs with respect to aggregate revenues, or (ii) only within a particular Channel if the shortfall occurs with respect to the minimum revenues for such Channel.  Notwithstanding anything in this Agreement to the contrary, GeneLink shall not be required to allow Licensee to make more than two Shortfall Payments based on failure to meet the aggregate revenue minimum in any Term,  and in the event that Licensee fails to meet the aggregate minimum revenues more than twice during any Term, GeneLink can convert the exclusive license into a non-exclusive license without giving Licensee the right to make future Shortfall Payments.

(d)           Termination for Convenience.  Licensee may terminate this Agreement at any time and for any reason by providing at least one hundred eighty (180) days prior written notice of its intent to terminate this Agreement to GeneLink.

(e)           Termination Upon Bankruptcy Event.  In the event that a party hereto files, or there is filed against a party hereto a petition under any of the provisions of the United States Bankruptcy Code, any bankruptcy law or any similar applicable law, statute or regulation, which filing is not vacated or dismissed within sixty (60) days, or any assignment for the benefit of creditors is made by a party, or if a receiver is appointed over the assets of a party, or if a party shall become unable to pay its debts and bills generally as they become due, the other party may terminate this Agreement immediately by giving written notice thereof to such party.

(f)           Termination in Connection with Stock Purchase Agreement.

(i)           Licensee shall be entitled to terminate this Agreement and to receive a return of one-half of the Upfront License Fee within forty-five (45) days, and the other one-half of the Upfront License Fee within ninety (90) days, of such termination in the event that GeneLink’s shareholders fail to approve the transactions contemplated by the Stock Purchase Agreement at the special meeting of the shareholders of GeneLink to be held to seek approval of such transactions (the “Shareholders Meeting”).

(ii)           Licensee shall be entitled to terminate this Agreement in the event that the Stock Purchase Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(e).  Upon such termination, Licensee shall have no obligation to remit the Remaining License Fee, and GeneLink shall retain the Upfront License Fee.

(iii)           GeneLink shall have the right to terminate this Agreement and to retain the Upfront License Fee and will not be obligated to repay any advances described in Schedule 3.2 if GeneLink’s shareholders approve the transactions contemplated by the Shareholders Meeting and (x) Licensee fails to pay GeneLink the Remaining License Fee within three (3) business days after the Shareholders Meeting, (y) Capsalus Corp. fails to pay GeneLink the Purchase Price (as defined in the Stock Purchase Agreement) within five (5) business days after the Shareholders Meeting or (z) Capsalus Corp fails to remove GeneLink from any and all guarantees of credit card processing agreements and obligations of GeneWize Life Sciences, Inc. within thirty (30) days after the closing of the transactions contemplated by the Stock Purchase Agreement, unless within such thirty (30) day period either Licensee or Capsalus Corp. places $1 million in escrow to protect GeneLink from any such exposure.

(g)           Effect of Termination.  Subject to the limitations on liability set forth in this Agreement, the rights of termination under this Agreement by either party shall be in addition and without prejudice to any other rights to which such party may be entitled at law or under this Agreement by way of damages, accounting, or otherwise and any such termination shall not affect such party’s right to any other remedies to which it may be entitled by reason of any breach hereunder at the date of such termination.

(h)           Right to Sell Products After Termination.  Upon the termination of this Agreement, Licensee shall no longer be entitled to license GeneLink’s Intellectual Property, GeneLink’s Nutritional System, GeneLink’s Skin Care System, the DNA Test Panels or the DNA Collection Kits; provided, however, that Licensee shall be entitled to market, distribute and sell Products for a period of six (6) months after the termination of this Agreement (the “Post-Termination Period”) so long as this Agreement is not terminated by GeneLink pursuant to Section 2.4(b) or by either party pursuant to Section 2.4(f).  If this Agreement is terminated by GeneLink pursuant to Section 2.4(b) or by either party pursuant to Section 2.4(f), Licensee shall not be entitled to sell any Products after the termination of this Agreement.

 2.5           Right to Sublicense. Licensee may, subject to GeneLink’s approval, which shall not be unreasonably withheld, appoint subdistributors for distribution of the Products in the Channels in the Territory, and may grant sublicenses to the Intellectual Property to such subdistributors.  If GeneLink disapproves any such potential subdistributors in its reasonable discretion , it shall inform Licensee as to the basis for the rejection of such proposed sublicensee.  If GeneLink approves any such potential subdistributors, such approval may be conditioned upon (a) the negotiation and agreement of certain business terms related to startup efforts and costs, including but not limited to packaging redesign costs, initial minimum inventory purchases or guarantees, launch timing, systems integration requirements and similar items and (b) any new subdistributor entering into a Sublicense Agreement with GeneLink and Licensee on terms consistent with this Agreement including, among other things, the business terms described in this Section 2.5 and provisions that (i) limit the liability of GeneLink consistent with Section 5.5 of this Agreement, (ii) restrict the ability of any subdistributor to market, promote and sell products competitive with products offered by GeneLink consistent with Section 3.3 of this Agreement, and (iii) provide Licensee and GeneLink access and copies to any records or documentation and to otherwise provide assistance to Licensee and GeneLink, at no cost to GeneLink, in connection with any governmental or regulatory investigations, inquiries or other similar proceedings related to consumer privacy issues, and FDA and/or FTC or other government agency regulatory issues. The Longaberger Company, GeneWize Life Sciences, Inc., Capsalus Corp. and GenePro Elite, LLC are acknowledged to be approved subdistributors, and each of their sublicenses shall include provisions consistent with this Section 2.5.  For the avoidance of doubt, to the extent any subdistributor desires to market Products in any manner that increases the manufacturing, packaging, delivery or other costs to GeneLink beyond the costs contemplated by Schedule 3.7 of this Agreement, such subdistributor shall have to negotiate specific pricing from GeneLink for such modified Product specifications.

ARTICLE III

APPOINTMENT

 3.1           Appointment and Acceptance.  Upon the terms and conditions set forth in this Agreement, GeneLink hereby appoints Licensee as the exclusive distributor, subject to the provisions of Section 2.1(b) above, for the marketing, promotion and delivery of the GeneLink Nutritional System, GeneLink Skin Care System and the DNA Test Panels in the Channels in the Territory and Licensee hereby accept the foregoing appointment.  GeneLink expressly reserves all rights that are not specifically granted to Licensee herein.

 3.2           Additional Consideration.  Licensee shall pay GeneLink the amounts set forth on Schedule 3.2 attached hereto and made a part hereof.

 3.3           Competing Products; Restrictive Covenants.  Notwithstanding anything in this Agreement to the contrary, Licensee agrees that during the Term, unless agreed to in writing by GeneLink, it will not distribute, sell or promote the sale of (1) genetic-testing-based nutritional or skin care products and/or genetic assessments other than those utilizing the GeneLink Nutritional System or GeneLink Skin Care System and/or the sale of GeneLink Products or (2) any products competitive with any GeneLink products that have been offered to Licensee.

 3.4           Marketing.

(a)           Neither party shall use or display the name, logo, trademark or any similar word, symbol or device of the other party, other than the Intellectual Property, without obtaining prior written consent; provided, however, that during the Term Licensee may (i) advertise, promote and market itself as a distributor with respect to the Products in the Channels, and (ii) advertise, promote and market the Products together with the Intellectual Property in order to co-brand and cross-promote all of such products.

(b)           During the Term of this Agreement, Licensee is authorized to refer to and advertise itself as an “authorized” provider of GeneLink’s products and/or services.  Licensee shall be permitted to use any of GeneLink’s copyrighted materials or other materials provided by GeneLink in connection with the promotion and/or sale of the Products, the DNA Collection Kits and/or related services provided by GeneLink.  GeneLink shall furnish Licensee with technical and quality related data sheets, as well as marketing and sales literature, photographs, diagrams, and other supporting materials for the Products, which Licensee may use in connection with its marketing of the Products in the Channels in the Territory.  Licensee shall provide to GeneLink copies of all sales and promotional literature it develops to GeneLink for review at least thirty (30) days prior to the first use thereof, and shall not use such until the earlier of (i) receipt of approval by GeneLink, which shall not be unreasonably withheld or delayed, and (ii) thirty (30) days have passed without receipt of notice of objections by GeneLink to such materials.

(c)           The styles, designs, packaging, contents, workmanship and quality of all advertising, promotional and marketing materials used by or through Licensee in connection with the advertisement, marketing, distribution and/or sale of the Products, the DNA Collection Kits and/or related services provided by GeneLink must be approved by GeneLink in writing prior to any advertisement, marketing, distribution or sale thereof.  Before using or releasing any such materials, Licensee shall submit to GeneLink, for its approval, free of charge, proposed advertising, promotional and publicity copy, finished artwork for tags, labels, packaging and the like, web pages and web sites, and all printed, video, audio and electronic materials of any kind proposed to be used by or through Licensee in connection with the advertisement, marketing, distribution and sale of the Products, the DNA Collection Kits and/or related services provided by or through GeneLink.  No such materials shall be used or released prior to Licensee’s receipt of GeneLink’s written approval, which shall not unreasonably be withheld or delayed.  GeneLink shall approve any such materials unless GeneLink may reasonably demonstrate that such materials  (i) are inaccurate or misleading, (ii) fail to comply with any regulatory requirements, or (iii) are likely to harm, tarnish or dilute the business, image, or intellectual property of GeneLink or any of its authorized distributors, licensees or channel partners or otherwise likely to infringe upon or damage any rights granted by GeneLink to any of its other authorized distributors, licensees or channel partners.  If GeneLink shall fail to approve any marketing materials submitted by Licensee within thirty (30) days, such materials shall be deemed approved and may be used by Licensee.  Licensee shall not be entitled to market the Products or any products to be offered in the Athletic Formula Channel through the use of any infomercial.  After obtaining GeneLink’s approval of any such materials, Licensee may begin to use such materials in the ordinary course.  However, upon GeneLink’s request, Licensee shall also submit to GeneLink then current samples of any advertising, promotional and marketing materials so that GeneLink may assure itself of the maintenance of the quality standards set forth herein.  After any advertising, promotional and marketing materials have been approved by GeneLink, Licensee shall not materially depart therefrom without the prior written approval of GeneLink.  If GeneLink should disapprove in writing any advertising, promotional and marketing materials, then Licensee shall neither use nor permit the same to be used in any manner.  If Licensee materially alters or changes any such materials after GeneLink has approved of it, then Licensee may not use or permit the same to be used in any manner unless and until GeneLink has expressly approved the altered or changed materials in writing.

 3.5           Packaging.   GeneLink shall be responsible for creating the regulatory-required content of Product packaging, labeling and instructions for use for any Product purchased under this Agreement.  GeneLink shall deliver the text of the proposed regulatory-required packaging, labeling and instructions for use to Licensee for its use in Product packaging.  Licensee shall, at its own expense, using the content provided by GeneLink, design new packaging for products to be sold by Licensee.  Licensee shall have the option of either (i) packaging, fulfilling and shipping all products to its Customers (except that GeneLink shall manufacture customized products and shall place customized products in labeled bags or bottles to be held for pick-up by Licensee) or (ii) having GeneLink provide packaging, fulfillment and shipping services for a price of $9.75 per single unit package utilizing USPS priority mail (any additional or modified requested services or packaging shall increase the base per unit shipping cost).  GeneLink will approve the packaging for content and labeling and from an operational fulfillment standpoint, such approval not to be unreasonably withheld or delayed.

 3.6           Purchase Orders.  GeneLink shall satisfy all of Licensee’s DNA Test Panel and Product requirements on an as-needed basis.  With respect to each Test Panel order, Licensee shall deliver a purchase order to GeneLink at least thirty (30) days prior to the requested delivery date.  Licensee will provide all required information to GeneLink for their order fulfillment process.  GeneLink shall use its best efforts to assess, manufacture and ship on a timely basis.  GeneLink shall ensure timely delivery of DNA Assessments to Customers.  Commencing six (6) months after the Remaining License Fee has been paid by Licensee, provided that(a) the actual number of DNA Assessments to be performed and the actual number of Products ordered (on a Product by Product basis) in any quarter does not exceed by more than 20% the sales projections (on a Product by Product basis) delivered in accordance with Section 3.12 or as set forth in any other interim sales projection received at least ninety (90) days in advance and (b) Licensee is current with all payments due pursuant to Section 3.7., if GeneLink fails to deliver a DNA Assessment to a Customer within forty-five (45) days after receipt by GeneLink’s contracted laboratory, then the cost of the Assessment shall be refunded to Licensee, and if GeneLink fails to deliver the first, correctly-filled, shipment of Product(s) to a Customer within forty-five (45) days after the order is received by GeneLink, then forty percent (40%) of the cost of the order shall be refunded to Licensee.  A DNA Assessment or an order shall not be deemed to have been received until GeneLink or its designated laboratory receives the cotton swab, any required consent forms property completed and executed, and all other required paperwork and documentation properly completed and executed.

 3.7           Pricing.  The purchase price (“Purchase Price”) for the DNA Test Panels and Products shall be as set forth in Schedule 3.7.  GeneLink shall invoice Licensee upon shipment of each Test Panel or Product.  Payment for the Purchase Price for any Products shall be due within seven (7) days from the later of the date of GeneLink’s invoice or receipt by Licensee of the ordered DNA Test Panels and/or Products, as applicable.  Licensee and/or its sublicensees or subdistributors may resell the Products at such prices, as they, in their sole discretion, shall determine.

 3.8           Shipment. If Licensee chooses the option in Section 3.5(ii) to have GeneLink package, fulfill and ship Products, then (a) GeneLink shall deliver the Product(s) to the Customer (the “Shipping Point”), (b) title and all risk of loss shall pass to Licensee upon delivery to the Shipping Point, (c) the parties will cooperate to obtain the best commercial rates for shipping costs, and (d) all Products delivered by GeneLink shall be suitably packed for air shipment, in GeneLink’s standard shipping cartons, marked for shipment to such location as each Customer may designate.  Otherwise, Licensee shall be responsible for packaging, fulfilling and shipping Products to each Customer.

 3.9           Inspection and Acceptance.  A Customer shall have ten (10) days from receipt of a shipment of units of Products to inspect the shipment.  A Customer may reject a shipment (or portion thereof) of Products if any units contained therein fails to conform to the product specifications, by providing GeneLink written notice of such rejection.  A Customer may then return the units to GeneLink.  Upon receipt of the nonconforming units, GeneLink will replace such units promptly at no additional cost to the Customer and pay for the transportation costs to the Shipping Point.

 3.10           Customer Database.  Licensee shall retain and own all rights to all of its, and its sublicensees’ Customers’ data, including e-mail lists and products ordered. GeneLink may not in any way use any Licensee or sublicensee Customer data for any purpose other than to fulfill Licensee’s or its sublicensees’ orders.  GeneLink shall not, during or at any time after the Term or any Renewal Term of this Agreement, solicit any Licensee Customers.  During the Term or any Renewal Term, GeneLink will store all required or applicable Customer data including DNA data for legal compliance.  Within ten (10) days after the expiration or termination of this Agreement for any reason, GeneLink shall return to Licensee all Customer data excluding DNA data) in GeneLink’s possession, and shall certify to Licensee that GeneLink has destroyed any other copies of such data.

 3.11            DNA Collection Procedure.  The procedure that shall be followed by the parties in collecting DNA from and developing personalized products for Licensee’s Customers shall be substantially as set forth in Schedule 3.11 hereto.

 3.12           Sales Projections.  Within the initial thirty (30) day period of each calendar quarter, Licensee shall provide GeneLink with a good faith non-binding estimate of its projected sales for the following calendar quarter.

 3.13           Compliance with Laws; Manufacturing.

(a)           GeneLink shall comply in all material respects with all laws, rules and regulations applicable to the manufacture, labeling and packaging of the Products in the Territory, including maintaining qualified manufacturing and quality facilities and/or procedures.  Without limiting the generality of the foregoing, GeneLink shall implement such quality control systems and procedures as shall be appropriate to ensure compliance with the requirements of ISO and GMP/QSR, as applicable to GeneLink or such third-party manufacturer as the manufacturer and supplier of the Products.  Furthermore, GeneLink shall comply with all processes dictated by regulations in any country in the Territory, including, but not limited to, FDA manufacturing, storage and handling requirements, and other government requirements.  In addition, GeneLink shall allow reasonable access to its records, manufacturing facilities, and shall cause any third-party manufactures to provide reasonable access to such third-party manufacturers’ manufacturing facilities and records (if applicable) to allow Licensee, the FDA and/or any government health authority in other countries in the Territory to conduct full compliance audits or inspections relating to the Products.

(b)           GeneLink shall notify Licensee within three (3) business days of the commencement of any FDA or other regulatory authority (“Regulatory Authority”) inspection or notice of inspection of its facilities directly relating to the Products.  GeneLink shall notify Licensee within three (3) business days of any FDA or other Regulatory Authority investigation relating to the Products.   GeneLink shall provide to Licensee copies of any FDA Form 483s, Warning Letters, or the like from applicable Regulatory Authorities within five (5) business days of receipt, and shall provide to Licensee any proposed responses to 483s, Warning Letters, or the like for review and comment when directly related to the Products, and in advance of supplying them to the Regulatory Authority.  GeneLink shall provide copies to Licensee of any subsequent responses to FDA Form 483 findings, or the like, relating to the Products within ten (10) business days of supplying them to the Regulatory Authority.  GeneLink shall notify Licensee within three (3) business days of any Regulatory Authority request for Product samples or Product batch records.  GeneLink shall notify Licensee of any requests for information, notices of violations or other communication from a Regulatory Authority relating to environmental, occupational health and safety compliance, relating directly to the Products.

 3.14           Notification of Complaints.  Each party shall (i) notify the other party as soon as reasonably possible of any information concerning any complaint involving the possible failure of the Products to meet any requirement of applicable law or regulation, and any serious or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidents associated with the distribution of the Products, whether or not determined to be attributable to the Products, (ii) promptly provide to the other party copies of any complaints, and provide at the time of submission copies of any submissions to the FDA or any other governmental health authority regarding such complaints,  and (iii) with respect to adverse events, shall report to each other all information necessary to make timely reports as required by the FDA or any other governmental health authority in the United States and the Territory regarding the Products.  GeneLink shall have responsibility for investigating such complaint, with cooperation and assistance from Licensee.

ARTICLE IV

COVENANTS, REPRESENTATIONS AND WARRANTIES

 4.1           GeneLink.  GeneLink hereby covenants, represents and warrants to Licensee that as of the Effective Date and during the Term:

(a)           Qualification.  GeneLink is a corporation, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to operate its business as and where presently being conducted.

(b)           Authorization and Enforceability.  GeneLink has all requisite legal right, power and authority to execute and deliver this Agreement and to license all right, title and interest in and to the Intellectual Property and to perform its obligations hereunder, and this Agreement has been duly executed and delivered by GeneLink, and constitutes a legal, valid and binding obligation of GeneLink enforceable in accordance with its terms.

(c)           Ownership of Intellectual Property.  GeneLink owns all right, title and interest in and to the Intellectual Property.

(d)           No Infringement.  None of the GeneLink Nutritional System, the GeneLink Skin Care System or the DNA Test Panels infringe on the rights of any Person, and the sale or use of thereof in accordance with this Agreement will not result in any claims of infringement or unfair competition, or violate any common-law right of any Person.

(e)           No Violation.  The execution, delivery and performance of this Agreement by GeneLink does not and will not (i) contravene any provision of the Articles of Incorporation or Bylaws of GeneLink; (ii) violate, conflict with, or result in a breach of any judgment, injunction, writ, award, decree, ruling, or order of any court, arbitrator, or governmental or regulatory authority (domestic or foreign) or any applicable law, ordinance, rule or regulation; or (iii) violate, conflict, with, result in a breach of, or constitute a default (or an event which would, with the passing of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit, or other agreement or commitment, oral or written, to which GeneLink is a party or by which any of its assets is bound.  GeneLink will not enter into any agreements or arrangements with any Third Party that would in any material respect interfere with or conflict with any of the provisions of this Agreement.

(f)           Litigation.  There is no litigation, pending or threatened, claiming that the Intellectual Property infringe any rights of any Third Party or challenging GeneLink’s ability to enter into and perform this Agreement.

(g)           Licenses and Permits.  GeneLink has obtained and maintains all material licenses, permits, clearances, and approvals currently required to be maintained by GeneLink for the manufacture, distribution and sale of the Products.  All licenses, permits, clearances and approvals currently held by GeneLink are valid and in full force and effect, GeneLink is in compliance with the respective requirements thereof and no proceeding is pending or has been threatened to revoke or amend any of them.

(h)           Compliance with Laws.  GeneLink shall comply in all material respects with all current applicable laws and shall use commercially reasonable efforts to comply in all material respects with any applicable laws promulgated in the future in connection with the manufacture, distribution, sale and labeling of the Products.

(i)           Customer Privacy.  Each party take all reasonable efforts to ensure that it is in compliance with all applicable data security regulations relating to any data provided to it or generated by it with respect to Licensee’s Customers.  Each party understands and acknowledges that it is solely responsible for the compliance by any and all third parties that are given access to such data by such party, for cardholder data, and for any third party software that such party may use.  Each party agrees to indemnify and hold the other party harmless from and against all losses, liabilities, damages and expenses resulting from such party’s failure to comply with applicable data security rules.  If either party become aware of any breach or suspected breach of Customer privacy or other data security, it shall (i) within three (3) business days notify the other party of such breach or suspected breach, (ii) immediately take all reasonable measures to investigate and mitigate any breach or suspected breach of data security/Customer privacy, and (iii) keep the other party apprised at all times as to the investigation, mitigation and remediation of such breach or suspected breach.

(j)           Products Warranty.  GeneLink warrants that at the time of shipment all Products will (a) be free of defects in material and workmanship and conform to the product specifications, (b) comply in all material respects with all applicable safety, health and other laws, rules and regulations applicable to the Products in the Territory, and (c) not be adulterated or misbranded as defined in the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended from time to time.  In the event that any Product purchased hereunder fails to conform to the warranties set forth herein, GeneLink, at its option and its sole obligation and liability for any alleged breach of this Section 4.1(j), will either replace the defective or non-conforming Product at its expense or fully refund the purchase price plus shipping, insurance and other transportation charges incurred by Licensee.

 4.2           Licensee.  Licensee hereby covenants, represents, and warrants to GeneLink that as of the Effective Date and during the Term:

(a)           Qualification.  Licensee is a limited liability corporation, validly existing and in good standing under the laws of the State of Delaware. Licensee has all requisite power and authority to operate its business as and where presently being conducted.

(b)           Authorization and Enforceability.  Licensee has all requisite legal right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly executed and delivered by Licensee, and constitutes a legal, valid and binding obligation of Licensee enforceable in accordance with its terms.

(c)           No Violation.  The execution, delivery and performance of this Agreement by Licensee does not and will not (i) contravene any provision of the organizational documents of Licensee; (ii) violate, conflict with, or result in a breach of any judgment, injunction, writ, award, decree, ruling, or order of any court, arbitrator, or governmental or regulatory authority (domestic or foreign) or any applicable law, ordinance, rule or regulation; or (iii) violate, conflict, with, result in a breach of, or constitute a default (or an event which would, with the passing of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit, or other agreement or commitment, oral or written, to which Licensee is a party or by which any of its assets is bound.  Licensee will not enter into any agreements or arrangements with any Third Party that would in any material respect interfere with or conflict with any of the provisions of this Agreement.

(d)           Litigation.  There is no litigation, pending or threatened, challenging Licensee’s ability to enter into and perform this Agreement.

(e)           Licenses and Permits.  Licensee has all licenses and permits required to be obtained for the lawful conduct of its business and operations and for the manufacture, distribution and sale of the Products.  Licensee will promptly obtain any such required licenses and permits that it does not currently possess.  All such licenses and permits are valid and in full force and effect, Licensee is in compliance with the respective requirements thereof, and no proceeding is pending or, to Licensee’s knowledge, threatened to revoke or amend any of them.

(f)           Compliance with Laws.  Licensee shall comply in all material respects with all applicable laws in connection with the labeling, distribution and sale of the Products.

(g)           Customer Privacy.  Licensee shall take all reasonable efforts to ensure that it is in compliance with all applicable data security regulations relating to its Customers.  Licensee understands and acknowledges that it is solely responsible for the compliance by any and all third parties that are given access to such data by Licensee, for cardholder data, and for any third party software that Licensee may use.  Licensee agrees to indemnify and hold GeneLink harmless from and against all losses, liabilities, damages and expenses resulting from Licensee’s failure to comply with applicable data security rules.

 4.3           Survival.  The representations, warranties, and covenants contained herein shall survive the expiration or termination of this Agreement in accordance with the applicable statutes of limitations.

ARTICLE V

MISCELLANEOUS

 5.1           Independent Contractor.  It is understood and agreed that this Agreement does not create any relationship of association, partnership or joint venture between the parties, nor constitute either party as the agent or legal representative of the other for any purpose whatsoever; and the relationship of GeneLink and Licensee for all purposes shall be one of independent contractor.  Licensee acknowledges and agrees that it has not been granted a franchise and is not a franchisee of GeneLink, and is strictly a licensee and distributor of the GeneLink Nutritional System and GeneLink Skin Care System pursuant to the terms of this Agreement.  Neither party shall have any right or authority to create any obligation or responsibility, express or implied, on behalf or in the name of the other, or to bind the other in any manner whatsoever.

 5.2           Confidentiality; Nondisclosure.

(a)           Each party hereto shall treat this Agreement and all information, data, reports and other records that it receives from the disclosing party (the “Disclosing Party”) as confidential information and acknowledges that it is subject to the terms of the Confidentiality Agreement attached hereto as Exhibit A, the provisions of which shall remain in effect and shall not be superseded or voided by the execution of this Agreement.

 5.3           Injunctive Relief.  GeneLink and Licensee each acknowledge and agree that in the event of a breach of Section 5.2 hereof, there is no adequate remedy at law, and that the only adequate remedy for the enforcement of such breach is by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity or proving damages, posting any bond or other security, and without prejudice to any other remedies which may be available at law or in equity to such non-breaching party.  Licensee and GeneLink each acknowledge and agree that the state and federal courts in New York County, New York shall be the exclusive courts of competent jurisdiction and Licensee and GeneLink each consent to the exclusive personal jurisdiction and venue of those courts for purposes of such an action or proceeding instituted to obtain equitable relief or monetary damages relating to a breach of Section 5.2 hereof, and in connection therewith Licensee and GeneLink each agree that process in any action may be served upon them, as the case may be and shall be deemed to be complete when the same is delivered to either party by personal service or by such other method as may be ordered by a court of competent jurisdiction.

 5.4           Indemnification.

(a)           GeneLink shall indemnify and hold Licensee, Licensee’s Affiliates, sublicensees, subdistributors, any of their successors or assigns, and any of their respective current or former directors, officers, employees, representatives and agents (collectively, the “Licensee Indemnified Parties”) harmless from and against any and all losses, liabilities, damages, suits, claims, causes of action, costs and expenses, including reasonable attorneys’ fees and expenses (collectively, “Losses”) in connection with any third party claims (which shall not include any claim by any Licensee Indemnified Party) arising out of, related to, or resulting from (i) the performance or non-performance on the part of GeneLink of its obligations under this Agreement, including in connection with the processing, analysis and reporting of DNA Test Panels, (ii) any claims that the Intellectual Property infringes the intellectual property of any third party, (iii) any product liability claim relating to the Products other than any claim resulting from any Licensee Indemnified Party’s actions or omissions, including but not limited to the failure of any such party to properly store or handle any Product, and (iv) the breach of any material term or provision of this Agreement by GeneLink.

(b)           Licensee shall indemnify and hold GeneLink, GeneLink’s Affiliates, licensees, distributors, any of their successors or assigns, and any of their respective current or former directors, officers, employees, representatives and agents (collectively, the “GeneLink Indemnified Parties”) harmless from and against any and all Losses in connection with any third party claims (which shall not include any claim by any GeneLink Indemnified Party) arising out of, related to, or resulting from (i) on account of or resulting from any Licensee Indemnified Party’s use of the Intellectual Property other than in accordance with this Agreement, (ii) any claim based on any Licensee Indemnified Party’s distribution, marketing or sale of the Products, except that indemnity for product liability claims shall be specifically limited solely to claims based on any Licensee Indemnified Party’s actions or omissions, including but not limited to the failure of any such party to properly store or handle any Product, or (iii) the breach of any material term or provision of this Agreement by Licensee or of any sublicense agreement by Licensee or any distributor.

(c)           Any claim or liability for which indemnification is provided under this Agreement shall be referred to as an “Indemnified Claim”.  An indemnified party shall give the indemnifying party notice of any Indemnified Claim as soon as practicable after such indemnified party shall have had actual written notice thereof.  The indemnifying party shall be entitled, at its sole expense, to defend such Indemnified Claim, provided it gives such indemnified party written notice of its election to do so within sixty (60) days after receiving written notice of an Indemnified Claim from such indemnified party.  Such indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be borne by such indemnified party, unless (i) the indemnifying party has failed timely to serve written notice of its election to provide counsel at its expense, (ii) the employment of such counsel selected by the indemnified party has been authorized by the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to such indemnified party to defend such action against it.  In the event of either (i), (ii), or (iii), counsel to the indemnifying party shall not be entitled to direct the defense of such indemnified party and the fees and expenses of counsel employed by such indemnified party shall be borne and reimbursed by the indemnifying party.

(d)           EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, GENELINK DOES NOT GIVE ANY WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE INTELLECTUAL PROPERTY, THE GENELINK NUTRITIONAL SYSTEM, THE GENELINK SKIN CARE SYSTEM, THE PRODUCTS, THE DNA TEST PANELS, THE DNA COLLECTION KITS OR ANY OTHER GOODS OR SERVICES THAT MAY BE PROVIDED BY GENELINK UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(e)           If, in any such suit, an injunction is issued against the further use of the Intellectual Property, or any part or aspect thereof, GeneLink shall, at its own expense, either (A) procure for Licensee the right to continue using the Intellectual Property, (B) replace the same with non-infringing products or services of comparable quality, character and function, or (C) (i) require Licensee to return to GeneLink all undistributed DNA Test Panels and DNA Collection Kits in exchange for a refund of the full price paid to GeneLink therefore.  In the event that GeneLink elects option (C), Licensee shall have the right to terminate this Agreement by written notice to GeneLink.  This Section 5.4(e) sets forth GeneLink’s ENTIRE LIABILITY, and GeneLink’s SOLE AND EXCLUSIVE OBLIGATION, to Licensee based on an injunction being issued against the further use of the Intellectual Property, or any part or aspect thereof.

 5.5           NO CONSEQUENTIAL DAMAGES, LIMITATION OR LIABILITY.  NOTWITHSTANDING ANYTHING IN SECTION 5.4 OR ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, OTHER THAN WITH RESPECT TO ANY THIRD PARTY CLAIMS SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 5.4 THAT ALLEGE ANY SUCH DAMAGES (WHICH SHALL NOT BE LIMITED IN ANY WAY), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY LICENSEE INDEMNIFIED PARTY OR GENELINK INDEMNIFIED PARTY FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER SUFFERED OR INCURRED AS A CONSEQUENCE OF THE USE OF THE INTELLECTUAL PROPERTY, THE GENELINK NUTRITIONAL SYSTEM, THE GENELINK SKIN CARE SYSTEM, THE DNA TEST PANELS, THE DNA COLLECTION KITS, THE PRODUCTS OR ANY OTHER GOODS OR SERVICES THAT MAY BE PROVIDED UNDER THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING ANYTHING IN SECTION 5.4 OR ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY NOR ANY INDEMNIFIED PARTY OF SUCH PARTY SHALL BE ENTITLED TO BRING A CLAIM ALLEGING THAT IT HAS SUFFERED ANY SUCH DAMAGES.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS BY THIRD PARTIES SUBJECT TO SECTION 5.4 (WHICH SHALL NOT BE LIMITED), UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY LICENSEE INDEMNIFIED PARTY OR ANY GENELINK INDEMNIFIED PARTY FOR ANY LOSS, COST, EXPENSE OR DAMAGE TO THE OTHER IN AN AMOUNT EXCEEDING THE AGGREGATE AMOUNT OF ALL MONEY ACTUALLY PAID BY LICENSEE TO GENELINK UNDER THIS AGREEMENT, WHETHER ARISING AS A RESULT OF: (i) ANY BREACH OF THIS AGREEMENT BY EITHER PARTY; (ii) ANY ACT OR FAILURE TO ACT OF EITHER PARTY; (iii) EITHER PARTY'S NEGLIGENCE OR GROSS NEGLIGENCE; OR (iv) OTHERWISE, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE CLAIM OR POTENTIAL CLAIM.

 5.6           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of law provisions thereof.  GeneLink and Licensee each hereby submits itself for the sole purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state or federal courts located in New York County, New York, and waive any objection (on the ground of lack of jurisdiction or forum non conveniens, or otherwise) to the exercise of such exclusive jurisdiction and venue by any state or federal court located in and for New York County, New York.

 5.7           Assignment and Delegation.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by either party without the prior approval of the other party; provided, however, that either party may assign this Agreement without the other Party’s prior approval to an Affiliate, and GeneLink may assign this Agreement in connection with a sale of all or substantially all of its assets or equity that is the subject of this Agreement or pursuant to a merger or any similar change in control event, provided that in connection with any such change in control event the purchaser or surviving party shall be required to assume the rights and obligations of the assigning party hereunder.  Prior to or promptly after any assignment not requiring consent, the assigning Party shall give the other Party notice of the assignment.

 5.8           Severability.  Should any part, term or provision of this Agreement be determined to be illegal or in conflict with any law, rule of nature, statute, ordinance or regulation, the illegal or conflicting provision shall be deemed amended to the extent necessary to remove such illegality or conflict and the validity of the remaining portion or provisions shall not be affected thereby.

 5.9           Entire Agreement.  There are no representations, warranties, covenants or undertakings other than those contained in this Agreement which represents the entire understanding of the parties with respect to the subject matter hereof.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.  The failure of either party hereto to enforce, or the delay of either party in enforcing any of its rights or remedies under this Agreement shall not be deemed a continuing waiver of modification thereof.

 5.10           Notices.  All notices, requests, demands and other communications (collectively, a “Notice”) given pursuant to this Agreement shall be in writing and shall be given by personal delivery, nationally-recognized overnight carrier or by registered or certified mail, return receipt requested, postage and fees prepaid, to the parties at the addresses set forth in the introductory paragraph hereof.  Any notice hereunder shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three (3) days after the date of deposit in the United States mail, unless earlier received.  The parties to this Agreement may from time to time change their addresses for receiving Notice by giving written notice of such to the other in the manner set forth in this Section 6.10.

 5.11           Announcements.  During the Term and thereafter, neither party hereto shall make or allow any public announcement, press release, or other disclosure to anyone regarding this Agreement or the terms hereof, unless such announcement, release or disclosure is approved in advance as to form, substance, and timing by the other party hereto, which approval will not be unreasonably delayed, conditioned, or withheld, subject in all respects to disclosures that may be required by applicable law or pursuant to legal process.  A party required to make disclosure pursuant to applicable law or legal process shall provide prompt notice of such requirement to the other party.  Licensee acknowledges that GeneLink is subject to certain disclosure requirements under the Securities Act of 1933, as amended,  and the Securities Exchange Act of 1934, as amended.

 5.12           Force Majeure.  Neither party shall be liable to the other for its failure to timely perform any obligations under this agreement when such failure is substantially the result of fire, flood, epidemic, earthquake, explosion, accident or similar act of nature or public enemy, labor dispute or strike, riot or civil disturbance, war (whether declared or undeclared) or armed conflict, act of war or terrorism, failure of common carrier, any municipal ordinance, any state or federal law, governmental order or regulation, or order of any court of competent jurisdiction, or any other similar event or occurrence not within the control of the defaulting party.

 5.13           Fees and Expenses.  Except as otherwise specifically set forth herein, the parties hereto shall each bear their own expenses in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of their respective counsel, accountants and consultants.

 5.14           No Waiver.  No failure to exercise, and no delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof.  No waiver of any breach of any provisions shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision. No extension of time or performances of any obligations or other acts hereunder shall be deemed to be an extension of time for performance of any other obligation or any other act hereunder.

 5.15           Headings.  The section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

 5.16           Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  Facsimile signatures shall be sufficient for execution of this Agreement.

 5.17           Insurance.

(a)           During the Term of this Agreement and for a period of two (2) years thereafter, commencing no later than the date on which Licensee begins to market, distribute or sell the Products, Licensee shall maintain comprehensive general liability insurance, including blanket contractual liability and personal injury liability endorsements, against claims for products liability and such other claims as are contemplated herein in an amount of not less than $1,000,000 limit per occurrence and $5,000,000 in the aggregate, which may be satisfied with an excess or umbrella policy.  Such insurance shall be obtained from a reputable insurance company reasonably acceptable to GeneLink, with any insurance company that has an “A” rating been deemed acceptable to GeneLink.  GeneLink shall be named as an additional insured under each such insurance policy.  Each such insurance policy shall contain an endorsement providing that coverage thereunder shall not be amended, reduced or canceled without at least 30 days prior written notice having been provided to GeneLink.

(b)           During the Term of this Agreement and for a period of two (2) years thereafter, commencing no later than 30 days after the date of this Agreement, GeneLink shall maintain comprehensive general liability insurance, including blanket contractual liability and personal injury endorsements against claims for product liability and such other claims as are contemplated herein, in an amount of not less than $1,000,000 limit per occurrence and $5,000,000 in the aggregate, which may be satisfied with an excess or umbrella policy.  Such insurance shall be obtained from a reputable insurance company reasonably acceptable to Licensee, with any insurance company that has an “A” rating been deemed acceptable to Licensee.  Licensee shall be named as an additional insured under such insurance policy.  Throughout the Term of this Agreement, such insurance policy shall contain an endorsement providing that coverage thereunder shall not be amended, reduced or canceled without at least 30 days prior written notice having been provided to Licensee.

 5.18           Infringement.  If Licensee becomes aware of any activities or events which it suspects may constitute an infringement by one or more third parties of the rights granted to Licensee under this Agreement, Licensee shall promptly give written notice to GeneLink of such infringement.  GeneLink shall then take such actions as it may deem necessary and appropriate to protect and defend the rights granted in this Agreement, including without limitation the institution of appropriate legal proceedings against any such alleged infringer in its name or in Licensee’s name or in both names as may be required to establish jurisdiction.  If requested to do so by GeneLink, Licensee shall cooperate with GeneLink in all reasonable non-monetary respects, including without limitation by being a plaintiff or co-plaintiff and/or by causing its officers to execute pleadings and other necessary documents relating thereto.  In no event will Licensee be obligated to incur any expense (whether attorneys fees or otherwise) in connection with its cooperation with GeneLink, and any expenses so incurred shall be reimbursed to Licensee  by GeneLink on demand.  GeneLink shall not be required to take any action if it deems it inadvisable to do so.  If GeneLink should fail to take any such action, then Licensee shall not have any right to do so, but if Licensee can demonstrate that such third party infringement has impacted the sales of Licensee and its subdistributors and sublicensees, then Section 2.4(c) of this Agreement shall be revised to reduce the annual minimum sales amounts to reflect  such adverse impact or sale.

IN WITNESS WHEREOF, this License and Distribution Agreement is executed as of the date first written above.

GENELINK, INC.

By:	/s/ BERNARD L. KASTEN, Jr., M.D.
Name: Bernard L. Kasten, Jr., M.D.
Title: Chief Executive Officer

GENE ELITE LLC

By:	/s/ Gilbert J. Peter
Name: Gilbert J. Peter
Title: Managing Director